Exhibit 99.1

Fox Factory Holding Corp. Announces Second Quarter 2016 Financial Results

Second Quarter 2016 Sales Increased 5.3% to $102.3 Million
Gross Margin Increased 90 Basis Points to 31.6%
Net Income Increased 31.8%, Adjusted Net Income Increased 20.4%
Company Raises Fiscal 2016 Guidance

SCOTTS VALLEY, California - August 3, 2016 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the second quarter ended July 1, 2016.

Second Quarter Fiscal 2016 Highlights

•	Sales increased 5.3% to $102.3 million compared to $97.2 million in the same period last fiscal year

•	Gross margin increased 90 basis points to 31.6% compared to 30.7% in the same period last fiscal year

•	Net income was $8.9 million, or $0.24 per diluted share, compared to $6.8 million, or $0.18 per diluted share in the same period last fiscal year

•	Non-GAAP adjusted net income was $11.8 million, or $0.32 adjusted earnings per diluted share, compared to $9.8 million, or $0.26 adjusted earnings per diluted share in the same period last fiscal year

•	Adjusted EBITDA was $18.6 million, or 18.2% of sales, compared to $17.3 million, or 17.8% of sales in the same period last fiscal year

“Our second quarter results were above our expectations and reflect the strength of our diversified product portfolio,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “Continued execution of our operational efficiency initiatives resulted in a gross margin improvement of 90 basis points which contributed to our profitability increase for the quarter. As a result of our year-to-date performance and our team’s ability to deliver on key strategic objectives, we are able to raise our annual outlook for fiscal 2016.”
Sales for the second quarter of fiscal 2016 were $102.3 million, an increase of 5.3% as compared to sales of $97.2 million in the second quarter of fiscal 2015. This increase reflects a 10.3% increase in sales of powered vehicle products and a 2.4% increase in sales of bike products. The increase in sales of powered vehicle products was primarily due to continued higher demand for on and off-road suspension products. The increase in bike product sales is due to the success of the Company’s current bike product lines, which continue to be well received by customers.
Gross margin was 31.6% for the second quarter of fiscal 2016, a 90 basis point improvement from gross margin of 30.7% in the second quarter of fiscal 2015. The improvement in gross margin was primarily due to manufacturing efficiencies and to a lesser degree favorable product and customer mix. Additionally, gross margin improved due to the non-recurrence of costs associated with the 2015 ramp up, reconfiguration and logistics of bike rear shock production in Taiwan and the subsequent reconfiguration of other facilities. On a non-GAAP basis, gross margin, excluding the effects of acquisition related costs, increased 100 basis points as compared to the second quarter of last year. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Total operating expenses were $21.0 million for the second quarter of fiscal 2016 compared to $19.3 million in the second quarter of the prior fiscal year. Included in GAAP operating expense was $1.1 million of expense associated with recent patent litigation activities involving a bike industry competitor. While the Company is confident in its position, the litigation activities are complex and the Company expects to incur additional expenses related to pursuing and defending the involved claims. Additionally, operating expenses increased to support continued development and promotion of the Company’s products and brands, investment in the Company’s strategic initiatives such as its new enterprise resource planning (ERP) system, and the Marzocchi mountain bike product line. Partially offsetting these increases were reductions in amortization of certain purchased intangibles and acquisition related costs. As a percentage of sales, operating expenses were 20.6% for the second quarter of fiscal 2016 compared to 19.9% in the second quarter of fiscal 2015.
Operating income was $11.3 million for the second quarter of fiscal 2016, compared to operating income of $10.5 million in the second quarter of fiscal 2015.
The effective tax rate was approximately 16.9% in the second quarter of 2016, compared to 33.2% in the second quarter of 2015. The improvement in the effective tax rate was primarily due to the reorganization of our foreign entities and permanent reinvestment of foreign earnings in jurisdictions with lower tax rates, tax credits, and a benefit of $0.5 million related to favorable resolution of tax audits.
Net income in the second quarter of fiscal 2016 was $8.9 million, compared to $6.8 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2016 were $0.24, compared to $0.18 in the second quarter of fiscal 2015.
Non-GAAP adjusted net income was $11.8 million, or $0.32 adjusted earnings per diluted share, compared to $9.8 million, or $0.26 adjusted earnings per diluted share in the same period of last fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the second quarter of fiscal 2016 was $18.6 million, compared to $17.3 million in the second quarter of fiscal 2015. Adjusted EBITDA margin in the second quarter of fiscal 2016 was 18.2%, compared to 17.8% in the second quarter of fiscal 2015. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.
First Six Months Fiscal Year 2016 Results
Sales for the six months ended July 1, 2016, were $182.5 million, an increase of 10.6% compared to the same period in 2015. Sales of bike and powered vehicle products increased 11.3% and 9.7%, respectively, for the first six months of 2016 compared to the prior year period.
Gross margin was 31.5% in the first six months of fiscal 2016, a 200 basis point increase, compared to gross margin of 29.5% in the first six months of fiscal 2015. The year-to-date gross margin improved due to manufacturing efficiencies along with the non-recurrence of ramp up, reconfiguration and logistics costs associated with global production transition, the West Coast port slowdown in the first six months of 2015, and lower acquisition related inventory costs. On a non-GAAP basis, gross margin, excluding the effects of acquisition related costs, increased 140 basis points as compared to the first six months of last year.
Net income in the first six months of fiscal 2016 was $12.2 million, compared to $7.5 million in the first six months of the prior year. Earnings per diluted share for the first six months of fiscal 2016 was $0.32, compared to $0.20 in the same period of fiscal 2015. Non-GAAP adjusted net income was $17.8 million, or $0.47 adjusted earnings per diluted share, compared to $14.2 million, or $0.38 adjusted earnings per diluted share in the same period of the prior fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased to $30.1 million in the first six months of fiscal 2016, compared to $26.7 million in the first six months of fiscal 2015. Adjusted EBITDA margin in the first six months of fiscal 2016 was 16.5%, compared to 16.2% in the first six months of fiscal 2015. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of July 1, 2016, the Company had cash and cash equivalents of $10.1 million. Total debt was $73.5 million, compared to $47.9 million as of December 31, 2015. Inventory was $80.9 million as of July 1, 2016, compared to $68.2 million as of December 31, 2015. As of July 1, 2016, accounts receivable and accounts payable were $56.7 million and $49.6 million, respectively, compared to December 31, 2015 balances of $43.7 million and $32.1 million, respectively. The changes in accounts receivable, inventory and accounts payable are primarily attributable to business growth and the Company’s normal seasonality. Accrued expenses were $20.5 million at the end of the second quarter, a decrease of $2.7 million compared to year end due primarily to a first quarter scheduled payment of earn-out compensation related to one of the Company’s recent acquisitions, partially offset by increases due to the Company’s normal seasonality.

Fiscal 2016 Guidance
For the third quarter of fiscal 2016, the Company expects sales in the range of $106 million to $112 million and non-GAAP adjusted earnings per diluted share in the range of $0.37 to $0.41.
For the full fiscal year 2016, the Company raises its previous guidance and now expects sales in the range of $387 million to $402 million and non-GAAP adjusted earnings per diluted share in the range of $1.10 to $1.19.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, contingent consideration valuation adjustment, acquisition related compensation expense including related foreign currency transaction gains or losses, certain acquisition related adjustments and expenses, litigation-related expenses and offering expenses. Additionally, non-GAAP adjusted earnings per diluted share excludes the tax benefit related to the resolution of audits by taxing authorities. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the third quarter and full fiscal year 2016 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, the various elements necessary to provide such reconciliation.
Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13640939. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance ride dynamics products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP gross margin”, “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP gross margin as gross profit margin adjusted for certain acquisition related costs. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, acquisition related compensation expense including related foreign currency transaction gains and losses, costs of its secondary and shelf offerings, acquisition related expenses, and litigation-related costs, all net of applicable tax, as well as tax benefits related to the resolution of audits by taxing authorities. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, acquisition related compensation expense including related foreign currency transaction gains and losses, litigation-related costs, and certain other acquisition related that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP gross margin, non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP gross margin, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	July 1,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$10,124	$6,944
Accounts receivable (net of allowances of $609 and $407 at July 1, 2016 and December 31, 2015, respectively)	56,687	43,660
Inventory	80,935	68,202
Prepaids and other current assets	15,596	13,135
Total current assets	163,342	131,941
Property, plant and equipment, net	30,495	26,094
Deferred tax assets	7,069	1,065
Goodwill	57,663	57,653
Intangibles, net	59,449	60,849
Other assets	759	114
Total assets	$318,777	$277,716
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$49,626	$32,072
Accrued expenses	20,503	23,234
Reserve for uncertain tax positions	8,235	8,924
Current portion of long-term debt	3,621	2,790
Current portion of contingent consideration	6,600	6,950
Total current liabilities	88,585	73,970
Line of credit	—	1,500
Long-term debt, less current portion	69,871	43,591
Deferred rent	644	695
Contingent consideration, less current portion	—	5,700
Total liabilities	159,100	125,456

Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of July 1, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value — 90,000 authorized; 37,532 shares issued and 36,642 outstanding as of July 1, 2016; 37,415 shares issued and 37,025 outstanding as of December 31, 2015	37	37
Additional paid-in capital	105,254	102,860
Treasury stock, at cost; 890 common shares as of July 1, 2016 and 390 common shares as of December 31, 2015	(13,754)	(5,807)
Accumulated other comprehensive loss	(1,161)	(1,953)
Retained earnings	69,301	57,123
Total stockholders’ equity	159,677	152,260
Total liabilities and stockholders’ equity	$318,777	$277,716

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended,		For the six months ended,
	July 1,	June 30,	July 1,	June 30,
	2016	2015	2016	2015
Sales	$102,294	$97,171	$182,511	$164,959
Cost of sales	69,967	67,303	125,066	116,308
Gross profit	32,327	29,868	57,445	48,651
Operating expenses:
Sales and marketing	6,476	6,140	13,030	11,437
Research and development	4,582	4,158	8,974	7,560
General and administrative	7,109	4,855	13,030	9,496
Amortization of purchased intangibles	782	1,839	1,577	3,679
Fair value adjustment of contingent consideration and acquisition related compensation	2,100	2,339	3,863	4,403
Total operating expenses	21,049	19,331	40,474	36,575
Income from operations	11,278	10,537	16,971	12,076
Other expense, net:
Interest expense	576	414	960	744
Other (income) expense, net	(31)	2	872	(13)
Other expense, net	545	416	1,832	731
Income before income taxes	10,733	10,121	15,139	11,345
Provision for income taxes	1,816	3,358	2,961	3,812
Net income	$8,917	$6,763	$12,178	$7,533
Earnings per share:
Basic	$0.24	$0.18	$0.33	$0.20
Diluted	$0.24	$0.18	$0.32	$0.20
Weighted average shares used to compute earnings per share:
Basic	36,607	36,921	36,772	36,986
Diluted	37,594	37,827	37,727	37,883

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and six months ended July 1, 2016 and June 30, 2015. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended,		For the six months ended,
	July 1,	June 30,	July 1,	June 30,
	2016	2015	2016	2015
Net income	$8,917	$6,763	$12,178	$7,533
Amortization of purchased intangibles	782	1,839	1,577	3,679
Fair value adjustment of contingent consideration and acquisition related compensation (1)	2,100	2,339	4,354	4,403
Litigation-related expenses (2)	1,146	—	1,146	—
Other acquisition and integration related expenses (3)	301	144	662	1,770
Offering expense (4)	—	—	249	225
Reapportionment audit resolution tax benefit (5)	(477)	—	(477)	—
Tax impacts of reconciling items above (6)	(925)	(1,251)	(1,876)	(3,386)
Non-GAAP adjusted net income	$11,844	$9,834	$17,813	$14,224

Non-GAAP adjusted EPS
Basic	$0.32	$0.27	$0.48	$0.38
Diluted	$0.32	$0.26	$0.47	$0.38

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,607	36,921	36,772	36,986
Diluted	37,594	37,827	37,727	37,883
(1) Represents $1,500, $2,339, $3,024 and $4,351 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively. Additionally, includes $600, $0, $839 and $52 related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively and $491 foreign currency transaction loss on the settlement of our Canadian Dollar denominated acquisition related compensation liability for the six months ended July 1, 2016.
(2) Represents expenses associated with recent patent litigation activities involving an industry competitor.
(3) Represents various other acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $248, $144, $556 and $686 for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively, and amortization of acquired inventory valuation adjustment recorded in the purchase of Marzocchi assets and RaceFace/Easton Cycling acquisition of $53, $0, $106 and $1,084 for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively.
(4) Represents costs and expenses of $249 incurred related to the secondary offering of common stock completed in March of 2016 and $225 incurred related to the shelf registration statement filed in March of 2015.
(5) Represents the recognition of previously uncertain tax benefits associated with the 2014 reapportionment of 2009-2012 income as a result of the conclusion of the 2011 and 2012 California Franchise Tax Board audits.
(6) Tax impacts were calculated based on the respective year to date effective tax rates, excluding the effect of the recognition of previously uncertain tax benefits.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF NON-GAAP ADJUSTED GROSS MARGIN
(In thousands)
(Unaudited)

The following table provides a reconciliation of gross margin, a financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted gross margin for the three and six months ended July 1, 2016 and June 30, 2015. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended,		For the six months ended,
	July 1,	June 30,	July 1,	June 30,
	2016	2015	2016	2015
Gross Profit	$32,327	$29,868	$57,445	$48,651
Amortization of acquired inventory valuation markup (1)	53	—	106	1,084
Non-GAAP Adjusted Gross Profit	$32,380	$29,868	$57,551	$49,735

Divided by sales	$102,294	$97,171	$182,511	$164,959

Non-GAAP Adjusted Gross Margin	31.7%	30.7%	31.5%	30.1%

(1) Represents $53 and $106 of amortization on the mark-up of inventory acquired from Marzocchi for the three and six months ended July 1, 2016, and $0 and $1,084 of amortization on the mark-up of inventory resulting from the acquisition of RaceFace/Easton for the three and six months ended June 30, 2015.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and six months ended July 1, 2016 and June 30, 2015. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended,		For the six months ended,
	July 1,	June 30,	July 1,	June 30,
	2016	2015	2016	2015
Net income	$8,917	$6,763	$12,178	$7,533
Depreciation and amortization	2,094	2,922	4,121	5,789
Stock based compensation (1)	1,711	1,360	3,092	2,412
Fair value adjustment of contingent consideration and acquisition related compensation (2)	2,100	2,339	3,863	4,403
Litigation-related expenses (3)	1,146	—	1,146	—
Other acquisition and integration related expenses (4)	301	144	662	1,770
Offering expense (5)	—	—	249	225
Provision for income taxes (6)	1,816	3,358	2,961	3,812
Other expense, net (7)	545	416	1,832	731
Adjusted EBITDA	$18,630	$17,302	$30,104	$26,675
(1) Represents non-cash, stock based compensation.
(2) Represents $1,500, $2,339, $3,024 and $4,351 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively. Additionally, includes $600, $0, $839 and $52 related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck, for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively.
(3) Represents expenses associated with recent patent litigation activities involving an industry competitor.
(4) Represents various other acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $248, $144, $556 and $686 for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively, and amortization of acquired inventory valuation adjustment recorded in the purchase of Marzocchi assets and RaceFace/Easton Cycling acquisition of $53, $0, $106 and $1,084 for the three month periods of 2016 and 2015 and the six month periods of 2016 and 2015, respectively.
(5) Represents costs and expenses of $249 incurred related to the secondary offering of common stock completed in March of 2016 and $225 incurred related to the shelf registration statement filed in March of 2015.
(6) Represents the provision for income taxes for the respective period.
(7) Other expense, net includes interest expense, foreign currency transaction gain or loss, gain or loss on the disposal of fixed assets, and other miscellaneous items.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended,		For the six months ended,
	July 1,	June 30,	July 1,	June 30,
	2016	2015	2016	2015
Adjusted EBITDA	$18,630	$17,302	$30,104	$26,675
Divided by sales	102,294	97,171	182,511	164,959
Adjusted EBITDA margin	18.2%	17.8%	16.5%	16.2%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike suspension component manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com